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FORM 3                                                  OMB APPROVAL
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                                             OMB Number                3235-0104
                                             Expires:           October 31, 2001
                                             Estimated average burden
                                             hours per response .............0.5
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                    U. S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
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 1. Name and Address of Reporting Person

      Bingaman                      Annette                           L.
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     (Last)                          (First)                         (MI)

                          551 Fifth Avenue, Suite 1625
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                                    (Street)
      New York                        NY                          10176
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     (City)                         (State)                       (Zip)

 2. Date of Event Requiring Statement (Month/Day/Year)
                                   12/15/99
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 3. I.R.S Identification Number of Reporting Person

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 4. Issuer Name and Ticket or Trading Symbol
                         H. Quotient Inc. (HQNT)
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 5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [   ]  Director                       [ X ]  10% Owner
    [   ]  Officer (give title below)     [   ]  Other (specify below)

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 6. If Amendment, Date of Original (Month/Day/Year)
                         Not Applicable
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 7. Individual or Joint/Group Filing (Check Applicable Line)

     X  Form filed by One Reporting Person
    ---
        Form filed by More than One Reporting Person
    ---

TABLE I - Non-Derivative Securities Beneficially Owned
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
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1. Title of Security             |  2. Amount of Securities  | 3. Ownership Form:         | 4. Nature of Indirect Beneficial
   (Instr. 4)                    |     Beneficially Owned    |    Direct (D) or Indirect  |    Ownership (Instr. 5)
                                 |     (Instr. 4)            |    (I) (Instr. 5)          |
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  Common Stock                   |  1,573,043                |    I                       | Steven W. Bingaman Trust &
                                 |                           |                            | Appleby Partners, Ltd.
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                                 |                           |                            |
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                                 |                           |                            |
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                                 |                           |                            |
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                                 |                           |                            |
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                                 |                           |                            |
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                                 |                           |                            |
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
Reminder: Report on a seperate line for each class of securities beneficially owned directly or indirectly.
          * If the form is filed by more than one reporting person, see Instruction 5(b)(v).

                                                                          (Over)
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

FORM 3 (continued)       Table II -- Derivative Securities Benefically Owned
                     (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative Security (Instr. 4)
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      Warrants to purchase Common Stock
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=================================================================================================================
 2. Date Exercisable and Expiration Date  |3. Title and Amount of Securities        | 4. Conversion or Exercise |
    (Month/Day/Year)                      |   Underlying Derivative Security        |    Price of Derivative    |
                                          |   (Instr. 4)                            |    Security               |
------------------------------------------|-----------------------------------------|---------------------------|
                    |                     |                          |  Ammount or  |                           |
                    |                     |                          |   Number of  |                           |
  Date Exercisable  |  Expiration Date    |          Title           |   Shares     |                           |
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      7/95          |       7/00          | Warrant                  |     325,000  |        $2.00              |
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      6/00          |       6/04          | Class A Redeemable Wts.  |   1,438,043  |        $5.00              |
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      8/97          |       6/00          | Purchase Warrant         |     575,000  |        $1.00              |
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      8/97          |       6/00          | Purchase Warrant         |     200,000  |        $1.50              |
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      8/97          |       6/00          | Purchase Warrant         |     129,971  |        $2.00              |
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      8/97          |       1/02          | Purchase Warrant         |     180,000  |        $2.00              |
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     12/95          |      12/00          | Redeemable Bridge Wts.   |     250,000  |        $7.00              |
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      6/00          |       6/04          | Class A Redeemable Wts.  |     233,500  |        $5.00              |
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=============================================================
 5.  Ownership Form of Derivative  | 6.  Nature of Indirect
     Security: Direct (D) or       |     Beneficial Ownership
     Indirect (I) (Instr. 5)       |     (Instr. 5)
                                   |
                                   |
                                   |
                                   |
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               I                   |  S. Bingaman Trust
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               I                   |  S. Bingaman Trust
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               I                   |  Appleby Partners
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               I                   |  Appleby Partners
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               I                   |  Appleby Partners
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               I                   |  Appleby Partners
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               I                   |  Appleby Partners
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               I                   |  Appleby Partners
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Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, See instruction 6 for procedure.



By: /s/ Annette L. Bingaman                        12/10/99
-------------------------------------       ---------------------------
        Annette L. Bingaman                          Date

**Signature of Reporting Person


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